Exhibit 99.1

News Release

Contact: John Cobb Chief Financial Officer (408) 414-9655	Ellen Brook (650) 470-0200 ellen@stapleton.com

Power Integrations Announces Strong First Quarter 2004 Results

Year-Over-Year Revenues Increased 17 Percent and Net Income Increased 31 Percent

SAN JOSE, CALIF. — April 21, 2004 — Power Integrations, Inc. (NASDAQ:POWI) today announced financial results for its first quarter ended March 31, 2004.

Net revenues for the first quarter of 2004 were $34.2 million compared with $29.1 million in the first quarter a year ago and $32.3 million in the fourth quarter of 2003. Net income for the first quarter was $5.1 million, or $0.16 per diluted share compared with net income of $3.9 million, or $0.13 per diluted share for the same period last year and $5.3 million, or $0.16 per diluted share in the fourth quarter of 2003.

“Our financial results in the first quarter were at the high end of our expectations. We are especially pleased with the rebound in sales to the communications segment, which increased 24 percent from the prior quarter,” said Balu Balakrishnan, president and chief executive officer. “This rebound is consistent with our understanding of fourth quarter operational issues at some of our largest cell phone OEMs.

“Year over year revenues increased 17 percent while our operating expenses increased only one percent, resulting in a 31 percent increase in net income,” said Balakrishnan. “We continued to gain share in many market segments and remain on track with our 2004 outlook.

“Our competitive environment is improving,” said Balakrishnan. “Manufacturers of electronic power supplies are beginning to see increased lead times on discrete and integrated components that our ICs replace. Some of the smaller manufacturers are also seeing the firming of prices for many of these components. In addition, the cost of linear transformer-based power supplies have risen due to significant increases in copper and iron costs over the last year. We believe that these changes, when combined with tightening energy efficiency standards and improving end-market demand, are creating more favorable market conditions for our products.”

Other Highlights

•	Introduced LinkSwitch-TN to address non-isolated power supplies used in home appliances and industrial applications

•	Expanded DPA-Switch family to target Power-over-Ethernet applications

•	EcoSmart® energy savings for consumers worldwide surpassed an estimated $500 million

•	EPA issued an Energy Star proposal to reduce the standby power consumption and improve the operating efficiency of external power supplies

•	Received three new U.S. patents and one foreign patent, bringing the total to 84 U.S. and 62 foreign patents

Future Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

Our guidance for 2004 remains unchanged. The company expects revenues to be in the range of $150 to $160 million. Gross margin is expected to be in the range of 47 to 49 percent. Earnings per share are expected to be in the range of $0.70 to $0.80. The expected revenue mix by market is as follows: Communications 34 percent; Consumer 30 percent; Computer 24 percent; Industrial 8 percent; and Other 4 percent.

The company expects revenues in the second quarter to increase between 2 and 6 percent sequentially. Gross margin is expected to be approximately 46 percent in the second quarter and to improve in the third and fourth quarters through ongoing cost reductions. Earnings per share in the second quarter are expected to be between $0.14 and $0.15 per share.

Conference Call

Power Integrations will broadcast the conference call of its first quarter fiscal 2004 financial results and other developments for the company live over the Internet on Wednesday, April 21, beginning at 1:30 p.m. PT (4:30 p.m. ET). Interested parties may access the conference call over the Internet through the Investor Relations section of the Power Integrations web site at www.powerint.com. To listen to the live call, please go to the web site at least 15 minutes prior to the call to download and install any necessary audio software. A replay of the conference call will be archived on the company’s site and will be available two hours following completion of the event.

In addition, participants can access the conference call by dialing (800) 361-0912. A replay of the call will be available until April 30, 2004. To access the recording, please dial (888) 203-1112. The passcode for the replay is 486468.

Safe Harbor Statement

This press release contains forward-looking statements, which reflect management’s current forecast of the company’s future business and financial performance. These forward looking statements are based on current information which we have assessed, but which by its nature, is subject to rapid and even abrupt changes. Forward looking statements are denoted by the use of such words and phrases as, “believe”, “expect”, “outlook” and similar words and phrases that look toward future events or performance. The company’s actual results could differ materially from those projected or implied by our forward looking statements due to risks and uncertainties associated with the company’s business. These risks and uncertainties include, but are not limited to, changes and shifts in customer demand away from products that integrate the company’s ICs to products that do not incorporate the company’s products; our ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; our ability to attract, retain and motivate qualified personnel; the emergence of new markets for our products and services, and our ability to compete in those markets based on timeliness, cost and market demand; and our limited financial resources. In addition, new product introductions are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the market place, including product development delays and defects. We more fully discuss these and other risk factors in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is a leading supplier of high-voltage analog integrated circuits for use in AC to DC and DC to DC power conversion. For more information, visit the company’s web site at: www.powerint.com or contact the company at 5245 Hellyer Ave., San Jose, Calif. 95138; (408) 414-9200.

POWER INTEGRATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2004	2003
NET REVENUES
Product sales	$33,601	$28,729
License fees and royalties	564	361

Total Net Revenues	34,165	29,090

COST OF REVENUES	17,473	14,016

GROSS PROFIT	16,692	15,074

OPERATING EXPENSES:
Research and development	4,152	4,084
Sales and marketing	4,112	4,046
General and administrative	1,579	1,627

Total Operating Expenses	9,843	9,757

INCOME FROM OPERATIONS	6,849	5,317

OTHER INCOME, net	259	269

INCOME BEFORE PROVISION FOR INCOME TAXES	7,108	5,586

PROVISION FOR INCOME TAXES	1,990	1,676

NET INCOME	$5,118	$3,910

EARNINGS PER SHARE:
Basic	$0.17	$0.14

Diluted	$0.16	$0.13

SHARES USED IN PER SHARE CALCULATION:
Basic	30,622	28,824

Diluted	32,757	30,438

POWER INTEGRATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	March 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$111,048	$110,271
Short-term investments	7,594	5,049
Accounts receivable	13,290	10,326
Inventories	21,320	23,113
Deferred tax assets	4,275	4,275
Prepaid expenses and other current assets	3,017	3,086

Total current assets	160,544	156,120

PROPERTY AND EQUIPMENT, net	51,600	51,977

INVESTMENTS	4,810	—
DEFERRED TAX ASSETS	1,598	1,598
OTHER ASSETS	1,735	1,467

	$220,287	$211,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,687	$7,918
Accrued payroll and related expenses	3,518	5,310
Taxes payable	4,190	3,717
Deferred income on sales to distributors	3,473	2,565
Other accrued liabilities	805	893
Current portion of capitalized lease obligations	—	41

Total current liabilities	18,673	20,444

STOCKHOLDERS’ EQUITY:
Common stock	30	30
Additional paid-in capital	127,252	121,474
Cumulative translation adjustment	(120)	(120)
Retained earnings	74,452	69,334

Total stockholders’ equity	201,614	190,718

	$220,287	$211,162